EXHIBIT 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-78201, 333-140961, 333-150396 and 333-179142) pertaining to various stock option plans of Stryker Corporation of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Stryker Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Stryker Corporation and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Grand Rapids, Michigan
February 27, 2013